Exhibit 10.1

Standard Chartered

Date:11th February 2011

CONFIDENTIAL

Comtech International (Hong Kong) Limited
Room 514, 5/F., Manhattan Centre,
8 Kwai Cheong Road,
Kwai Chung,
New Territories.

Attn:	Mr. Frank Zheng, Chief Financial Officer / Mr. Allen Wu, Financial Controller

Dear Sirs,

BANKING FACILITIES

Standard Chartered Bank (Hong Kong) Limited (the "Bank") is pleased to offer certain banking facilities including, amongst other facilities, those terms set out in this facility letter (the "Facilities") to the Customer(s) below for the purpose(s) of general working capital and trade finance and treasury requirement, subject to the terms and conditions set out in this facility letter, and subject to the following additional terms and conditions (each attached to this facility letter):

•	Standard Terms

•	General Trade Terms

•	Terms and Conditions for Foreign Exchange Business (collectively referred to as "Standard Terms and Conditions")

A.
CUSTOMER(S):

Comtech International (Hong Kong) Limited
Comtech Industrial (Hong Kong) Limited
Keen Awards Limited
Comtech Broadband Corporation Limited
Comtech Digital Technology (Hong Kong) Limited
Rise Year Limited

B.	FACILITY LIMITS:

(1)	General Banking Facilities

Type(s) of Facility	Facility Limit(s)	Designated Customer(s) and Sublimit(s), if applicable
1. Current Account Overdraft	USD1,000,000.	• All Customers

2. Trade Finance (Please refer to Appendix 1 for product details.)	USD24,000,000.
(a) Trade Finance Group All		• All Customers (USD24,000,000.)
(b) Trade Finance Group 1		• All Customers (USD24,000,000.)
(c) Trade Finance Group 2		• All Customers (USD24,000,000.)
(d) Trade Finance Group 3		• All Customers (USD24,000,000.)
3. Standby Letters of Credit	(USD7,000,000.)	• All Customers
Total Facility Limit:	USD25,000.000.

Notes:-

  The aggregate outstanding of Facilities 2 and 3 shall not at any time exceed USD24,000,000.-.
  The aggregate amounts outstanding under all Sub-limits shall not at any time exceed the Facility Limit to which the Sub-limits relate and the aggregate amounts outstanding under all Facilities shall  not at any time exceed the Total  Facility Limit.

(2)
Treasury Facilities (The Bank may arrange for these facilities to be available through Standard Chartered Bank or other members of the Standard Chartered Group and separate documentation would be executed where necessary.)

Type(s) of Facility		Designated Customer(s) and Sub-limit(s), if applicable
1.	Foreign Exchange Contract(s) (Spot and Forward) Facility Limit to be determined by the Bank on a case by case basis. -	•	All Customers
2.	Currency and Interest Rate Risk Management (Options only/Swaps only)	•	All Customers

C.	PRICING AND CONDITIONS:

1.	Current Account Overdraft	Availability:
This facility is available in both USD and HKD.
Interest: the higher of 0.5% per annum over HKD Prime or 0.5% per annum over HIBOR for HKD overdraft and 0.5% per annum over USD Prime for USD overdraft, payable monthly in arrears.

2.	Trade Finance	Interest:
HKD import/export facilities: 2% per annum over HIBOR.

Foreign currency import/export facilities: 2% per annum over the Bank's cost of funds.

Commission:
Standard rates unless otherwise stipulated.

Letters of Credit Opening / Amendment Commission /

Commission in lieu of Exchange:
First USD50,000.- 1/4%
USD50,001.- to USD100,000.-1/16%

Balance 1/24%

Commission for Import Invoice Financing:

First USD50,000.- 1/8%
USD50,001.- to USD100,000.-1/16%
Balance 1/24%

Maximum tenor/advance percentage for:

Import facilities: Combined usance and import loan period of any transaction is not to exceed 90 days.

Export facilities: Not to exceed 90 days.

Packing credit: Up to 90 days or expiry of the letter of credit, whichever is earlier, and up to 70% of the letter of credit amount.

Export invoice discounting: Up to 90 days, and up to 100% of the invoice amount.

Import invoice financing: Up to 90 days, and up to 100% of the invoice amount. Proceeds from import invoice financing must be directly transferred to the supplier's accounts.

Drawing on invoice discounting must be accompanied with purchasing order from buyers.

3. Standby Letters of Credit	Purpose: To facilities credit purchase from supplier(s) with beneficiary(ies) acceptable to the Bank. Tenor: Up to 1 year. Commissions: Standard rates.
4. Foreign Exchange Contract(s) (Spot and Forward)	Tenor: Up to 18 months.
5. Currency and Interest Rate Risk Management	Tenor: Up to 18 months.

Special Condition: If required by the Bank in its sole and absolute discretion, the Customer undertakes to provide additional security acceptable to the Bank within the time limit imposed by the Bank at the relevant time. Without prejudice to any other provision of this Letter, the Customer agrees that failure to strictly comply with this undertaking gives the Bank (or any member of the Standard Chartered Group that is providing such Treasury Facilities) a right to terminate all or any part of the Treasury Facilities.

Default Interest
In this letter, "HIBOR" means the Hong Kong Interbank Offered Rate quoted by the Bank for the relevant period; ''LIBOR" means the London Interbank Offered Rate quoted by the Bank for the relevant period; and "Prime" means the respective rates which the Bank announces or applies from time to time as its prime rates for lending Hong Kong Dollars and United States Dollars.

Handling Fee of Facilities:	USD45,000.-, payable upon your signing of this fetter, and other handling fee to be mutually agreed and payable on each anniversary of the date of this letter if the Facilities are continuing.

D.	SECURITY AND CONDITIONS PRECEDENT:

The availability of the Facilities is conditional upon the Bank's receipt of the following documents, items and evidence (both in form and substance) satisfactory to the Bank:

1.	This letter duly executed by each Customer.

2.
A Security Agreement over Bank Account (All Monies) executed by Comtech International (Hong Kong) Limited in favour of the Bank in respect of the obligations of Comtech International (Hong Kong) Limited and Keen Awards Limited and Comtech Broadband Corporation Limited.

3.
A Security Agreement over Bank Account (All Monies) executed by Comtech International (Hong Kong) Limited in favour of the Bank in respect of the obligations of Comtech Industrial (Hong Kong) Limited and Comtech Digital Technology (Hong Kong) Limited and Rise Year Limited

4.
A corporate guarantee dated 22nd April 2008 (as amended from time to time). executed by Com tech International (Hong Kong) Limited for an unlimited amount to secure the liabilities of Comtech Industrial (Hong Kong) Limited and Keen Awards Limited and Comtech Broadband Corporation Limited and Comtech Digital Technology (Hong Kong) Limited and Rise Year Limited.

5.
A corporate guarantee dated 22nd April 2008 (as amended from time to time) executed by Keen Awards Limited for an unlimited amount to secure the liabilities of Comtech International (Hong Kong) Limited and Comtech Industrial (Hong Kong) Limited and Comtech Broadband Corporation Limited and Comtech Digital Technology (Hong Kong) Limited and Rise Year Limited.

6.
A corporate guarantee dated 3rd May 2010 (as amended from time to time) executed by Comtech Broadband Corporation Limited for for an unlimited amount to secure the liabilities of Comtech International (Hong Kong) Limited and Comtech Industrial (Hong Kong) Limited and Keen Awards Limited and Comtech Digital Technology (Hong Kong) Limited and Rise Year Limited.

7.
A corporate guarantee executed by Comtech Industrial (Hong Kong) Limited and Comtech Digital  Technology (Hong Kong) Limited and Rise Year Limited for an unlimited amount to secure the liabilities of the Customers.

8.	A corporate guarantee executed by Cogo Group, Inc. (previously known as Comtech Group, Inc.) for an unlimited amount.

9.
Certified true copies of the certificate of incorporation, memorandum and articles of association or equivalent constitutional documents of Comtech Industrial (Hong Kong) Limited and Comtech Digital Technology (Hong Kong) Limited and Rise Year Limited.

10.
Original/Certified copies of all necessary consents, approvals and other authorisations (including board resolutions) in connection with the execution, delivery and performance of this letter and all other documents mentioned above, if applicable.

11.
(if any of the facilities referred to in this letter are to be made available by Standard Chartered Bank or other members of the Standard Chartered Group) All such documents, items or evidence with, in favour of or to Standard Chartered Bank or, as the case may be, such member of the Standard Chartered Group as the Bank may request.

12.	Such other documents, items or evidence that the Bank may request from time to time.

E.	COVENANTS AND UNDERTAKINGS:

The Customer undertakes to the Bank that it will:

1.
promptly submit to the Bank, copies of all its audited and unaudited financial statements and such other reports and information relating to the Customer and/or guarantor as required by the Bank as soon as they become available but in any event no later than the period specified by the Bank from time to time.

2.	immediately inform the Bank:

•	of any change of the Customer's directors or beneficial shareholders or amendment to its memorandum or articles of association or equivalent constitutional documents;
•	of any substantial change to the general nature of the Customer's existing business; or
•	if it becomes, or is aware that any of its directors, shareholders, partners or managers becomes, a Related Person (as defined in paragraph 6 of section F of this letter).

The Customer agrees, and will procure Comtech International (Hong Kong) Limited to, maintain collateral for an aggregate of USD8,500,000.- (or its equivalent in other currency(ies) as approved by the Bank) (the "Minimum Collateral") pursuant to the security document(s) set out in paragraph(s) 2 and 3 of Section D of this letter. The Minimum Collateral must be in form and substance acceptable to the Bank at its sole discretion. The Customer agrees that the Bank may change the amount of the Minimum Collateral or the manner in which the Minimum Collateral is furnished at the Bank's absolute discretion. The Customer undertakes to, and will procure Comtech International (Hong Kong) Limited to, maintain the Minimum Collateral for so long as the Facilities, under this letter remain outstanding.

F.	OTHER TERMS AND CONDITIONS:

1.
The Facilities are available at the sole discretion of the Bank. The Bank may at any time immediately terminate, cancel or suspend the Facilities or otherwise modify the Facilities without the consent of any party.

2.
Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank, The Bank has the overriding right at any time to require immediate payment and/or cash collateralisation of all or any sums actually or contingently owing to it under the Facilities. This clause 2 does not apply to any portfolio receivable services facility(ies).

3.
If there are more than one Customer, each Customer accepting the terms and conditions set out inthis letter is jointly and severally liable with the other Customer(s) for all sums payable or owing to the Bank under the Facilities (whether incurred by that Customer or not). The obligations and liabilities of each Customer shall take effect immediately upon its acceptance of the terms and conditions set out or referred to in this letter. Each Customer further agrees that the Bank is not required to make any reference to the other Customer(s) in relation to the utilisation of the Facilities by any Customer(s).

The obligations and liabilities of each Customer shall not be affected by (i) any time or indulgence granted to or composition with any other Customer(s) or any other person; (ii) any change, variation or termination of any agreement or arrangement with any other Customer(s) or any other person; (iii) any release of, or any neglect to obtain, perfect or enforce, any rights or securities against any Customer(s) or any other person; or (iv) any unenforceability or invalidity of any obligations of any Customer(s) or any other persons.

4.
The Bank's Standard Terms and Conditions attached and/or referred to in this letter forms an integralpart of this letter and the Customer agrees to observe and be bound by such Standard Terms and Conditions.

5.	The terms and conditions set out or referred to inthis letter supersede and replace those set out in our letter (if any) previously sent to the Customer(s).

6.
Please note that section 83 of the Banking Ordinance imposes on the Bank certain limitations onadvances to persons (including firms, partnerships and companies) related to its directors, employees with lending authority or controllers (each person so related shall be referred to as a "Related Person"). When acknowledging and accepting this facility letter, you should advise us if you are, or any of your directors, shareholders, partners or managers is, a Related Person within the meaning of the Banking Ordinance. If subsequent to your acceptance of this facility fetter, you become, or are aware that any of your directors, shareholders, partners or managers is or becomes, a Related Person, you should immediately advise us in writing.

7.	The Customer acknowledges the following:

(a)	The Customer has received and read the Bank's Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance and the Code of Practice on Consumer Credit Data; and
(b)	The Customer has, or will, notify each of its Relevant Individuals, the Bank may, in the course of providing banking services to the Customer, receive Customer information in respect of that Relevant Individual.

For the purpose of the above, a "Relevant Individual" is defined as being one of the following (but not limited to) Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department heads, corporate officers (e.g. authorized signatories, company secretary etc.), directors, major shareholders, beneficial owners, and guarantors (where applicable).

8.
All securities, agreements, obligations given or undertaken by the Customer shall continue to be validand binding notwithstanding any change in the constitution of the Customer or the Bank, by amalgamation, consolidation, reconstruction or otherwise.

9.
Where the Bank requires the provision of any guarantee or any security from an individual as acondition to the Facilities, the Customer consents and acknowledges that the Bank may provide the Customer's information to any proposed or actual individual guarantor or other security provider (or their solicitors) in respect of the Facilities.

10.	The Customer is not entitled to assign or transfer any of its rights and/or obligations in connection with the Facilities.

11.
As long as any sum remains owing under any Facility, if the Customer wishes to engage any person to provide transaction banking products and services including cash management services, trade services, trade finance, custodial services, fund administration and escrow services ("Services"), the Customer shall give the Bank or its Affiliate the right of first refusal to provide such Services, such right to be subject to terms and conditions to be agreed.

12.	This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

Please sign and return to us the enclosed copy of this letter together with the attached Standard Terms and Conditions to the Bank's Credit Documentation Unit, Wholesale Banking Legal at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon within one month after the date of this letter, failing which this offer shall lapse.

If you have any queries, please feel free to contact any of the following persons:

Queries on	Name	Telephone No.
Banking arrangements	Mr. Alan Lam, Relationship Manager	2821-1804

Yours faithfully,
For and on behalf of
STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ Chan Kin Man
Chan Kin Man
Senior Credit Documentation Manager